NORDION
                                                              INTERNATIONAL INC.


27 July, 1995

Food Technology Service, Inc.
1801 Thonotosassa Road
Plant City
Florida 33566
Attention:        Mr. Sam Whitney
                  Chairman


Dear Sir,

Nordion International Inc. ("Nordion") agrees to pay and forward as per your request and on behalf of Food Technology Service, Inc. ("FTSI") the sums of $59,304.22, $24,742.96 and $25,474.27 U.S., forming a total $109,521.45 U.S., respecting tangible personal property taxes (1994) and property taxes (1993, 1994) past due by FTSI to Polk County authority, Florida (made payable to Jack Fouts, Tax Collector).

In consideration of such payment of $109,521.45 U.S. FTSI agrees to sell and issue to Nordion 87,617 shares ($1.25 U.S. per share) in the common stock of FTSI.

If in agreement, please sign in the space provided below.

                                              Yours truly,
                                              NORDION INTERNATIONAL INC.



                                              by:

The foregoing is acknowledged
and agreed this 27th day of
July, 1995

FOOD TECHNOLOGY SERVICE, INC.,


by:
      Chairman of the Board and CEO

FOOD TECHnology Service, Inc.                          The Symbol of Quality and
Dedicated to Preventing Food-Borne Illness             Wholesomeness
formerly VINDICATOR, INC.


                                                        July 24, 1995


Mr. Frank Fraser
Nordion International Inc.
447 March Road
Kanata, Ontario
K2K 1X8

Dear Frank:

         Attached hereto are copies of the past due notices on our Polk County property tax for the years 1993 and 1994. Also attached is a copy of the tangible personal property assessment for 1994. We finally completed payment of the 1993 tangible tax on January 20 of this year. With interest added, we paid over $60,000. The amount for the property tax includes the interest through July 31, 1995 and the tangible tax includes the interest through April 30, 1995. With interest added for the tangible tax, the total amount due to Polk County Tax Assessor is about $108,000. The taxes must be paid somehow within the next few days.

         Hope you can help us out.

         Kindest personal regards.

                                              Sincerely,


                                              Sam Whitney
                                              Board Chairman & CEO